EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of May 1, 2019

B E T W E E N:

ZION OIL AND GAS INC., a Company incorporated under the laws of Delaware.

(the "**Company**")

and -

ROBERT DUNN

(the "**Employee**")

CONTEXT OF THIS AGREEMENT

A. The Company explores for oil and gas in Israel.

B. The Company wishes to employ the Employee as the Director of Operations. **FOR VALUE RECEIVED**, the sufficiency of which is acknowledged, the parties agree as follows:

PART 1
INTERPRETATION

1.1 **Definitions**. In this Agreement, the following terms shall have the following meanings:

"**Agreement**" means this agreement and all schedules attached hereto and all amendments made hereto and thereto in writing by the parties.

"**Business Day**" means a day other than a Saturday, Sunday or statutory holiday in the U.S.A. and Israel.

"**Person**" includes individuals, companies, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts or other organizations, whether or not legal entities.

1.2 **Entire Agreement**. This Agreement together with the agreements and other documents to be delivered pursuant to this Agreement (or other agreements pertaining to employee benefits, including, without limitation, stock option and bonus plan agreements),

constitute the entire agreement between the parties pertaining to the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties and there are no warranties, representations or other agreements between the parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement and any document delivered pursuant to this Agreement. No supplement, modification or waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby.

1.3 **Sections and Headings**. The division of this Agreement into parts and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms "this Agreement", "hereof", "hereunder" and similar expressions refer to this Agreement and not to any particular article, section or other portion hereof and include any agreement or instrument supplemental or ancillary hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to parts and sections are to parts and sections of this Agreement.

1.4 **Number & Gender**. Words importing the singular number only shall include the plural and vice versa and words importing the masculine gender shall include the feminine and neuter genders and vice versa.

1.5 **Applicable Law**. This Agreement shall be construed and enforced in accordance with the laws of the United States of America, and specifically, those of the State of Texas applicable thereto.

1.6 **Currency**. Unless otherwise specified, all references herein to currency shall be references to currency of the United States.

1.7 **Calculation of Time**. When calculating the period of time within which or following which any act is to be done or step taken pursuant to this Agreement, the date which is the reference date in calculating such period shall be excluded. If the last day of such period is a non Business Day, the period in question shall end on the next Business Day.

PART 2
APPOINTMENT AND DUTIES

2.1 **Appointment**. The Company agrees to employ the Employee as its Director of Operations with emphasis on the Company's seismic program upon the terms and conditions contained herein, and the Employee accepts such appointment.

2.2 **Term**. The employment of the Employee hereunder shall commence effective May 1, 2019 and shall continue for an initial term until December 31, 2019 (the "Initial Term") unless terminated in accordance with the provisions of this Agreement. This Agreement shall be automatically renewed for successive one (1) year terms (each a "Renewal Term") unless the Company or Employee indicates in writing, at least 30 days prior to the termination of this Initial term or any Renewal term, that it does not intend to renew this Agreement.

2.3 **Duties and Reporting**. The Employee will report directly to the CEO and/or the President and shall carry out all duties and responsibilities which are from time to time assigned to him by the Board of Directors and/or the CEO and/or the President.

PART 3
BENEFITS & EXPENSES

3.1 **Gross Salary**. During the term hereof, and subject to the performance of the services required to be performed hereunder by Employee, the Company shall pay to the Employee for all services rendered hereunder, $200,000 annually as base salary, payable not less often than once per month and in accordance with the Company's normal and reasonable payroll practices, a monthly gross amount equal to $16,667 (the "Gross Salary"). The Board of Directors will review the Gross Salary annually and, in its sole discretion, consider any increases it deems warranted at that time.

3.2 **Other Compensation**. The Employee shall be granted a one-time option to purchase up to 100,000 shares of common stock of the Company at a per share exercise price of $0.01. The options will be vested on a schedule that will allow for vesting of 50,000 options on September 1, 2019, and the remaining 50,000 options will vest on January 1, 2020 unless a notice of non-renewal shall have been issued pursuant to Section 2.2..

3.3 **Vehicle and Housing Allowance.** Company shall provide a monthly vehicle allowance in the amount of $ 650 for reasonable business use of his vehicle. Zion will provide reasonable housing, either in the form of hotel accommodations or lease of an apartment at Zion's discretion with a monthly cap of $2,500.00.

3.4 **Cell Phone**. Company shall reimburse the Employee for a cell phone and reasonable use charges.

3.5 **Benefits**. The Employee shall be entitled to fully participate in all of the Company's benefit plans generally available to its senior level employees from time to time, including any applicable profit sharing plan, royalty pool, management incentive plan or similar plan or arrangement; provided, however, nothing herein will be construed to limit, condition or otherwise encumber the Company's right to amend, discontinue, substitute or maintain any employee benefits plan, program or perquisite in accordance with applicable law. Notwithstanding any other provision in this Agreement to the contrary, this Section 3.5 and the rights conferred on Employee herein shall survive the expiration of this Agreement.

3.6 **Expenses**. The Employee shall be reimbursed for ordinary, necessary and reasonable out-of-pocket trade or business expenses incurred in connection with the performance of Employee's duties under this Agreement, together with any applicable sales, services and other applicable taxes as a result thereof, by the Company within fifteen (15) Business Days after presentation by the Employee of proper invoices and receipts in keeping with the policies of the Company, as established from time to time, subject to the reasonable approval of the Executive Chairman or the Board of Directors. The Company also authorizes business class travel when flying on overseas flights.

3.7 **Options**. Subject to the Employee entering into the Company's standard Employee Stock Option agreement, for services required to be performed hereunder by Employee, the Employee shall be entitled to participate in an employee stock option plan of the Company. Company shall grant to Employee under the Company's 2011 and any other applicable Stock Option Plan fully vested options to purchase 25,000 shares of Common Stock of the Company during the First Renewal Term, if applicable, at a per share exercise price of $0.01 ("Vested Options") commencing January 5, 2020, and continuing on fifth (5th) day of January of each applicable successive Renewal Term. All Options are subject to the terms of the written stock option agreement(s) issued by the Company.

3.8 **Paid Time Off/Paid Holidays**. The Employee shall be entitled to paid time off ("PTO") at the rate of twenty (20) days for each calendar year, pro-rated as applicable for any partial calendar year and subject to the terms of the Company's vacation policy. PTO is meant to include all vacation, personal and sick days, and Employee shall be compensated at the usual rate of base compensation for any PTO. Employee shall not be entitled to any additional PTO. The Employee shall also be entitled to paid Company Holidays as generally given by the Company. Vacation days may be accumulated for two (2) years, after which they must be used or redeemed; provided that accumulation of vacation days in excess of forty (40) days may be approved by the Board of Directors in its discretion. Vacation days shall be prorated for any portion of a year to the date of termination.

3.9 **Withholding Tax** Company shall withhold, or charge Employee with, all taxes and other compulsory payments as required under applicable law with respect to all payments, benefits and/or other compensation paid to Employee in connection with his employment with Company.

3.10 **Insurance**. The Employee shall be entitled to participate in all health, dental, vision, disability and term insurance programs offered by the Company to its employees, for which the Company will contribute up to $_2,500.00 per month; provided, however, until such time as Employee is enrolled under the Company's applicable plans, the Company shall reimburse Employee for all premiums paid by Employee under COBRA coverage through Employee's previous employer.

3.11 **Professional Fees**. The Company shall pay for or reimburse Employee for all reasonable professional license fees and/or dues incurred by Employee for membership in oil and gas associations.

PART 4
EMPLOYEE'S COVENANTS

4.1 **Service**. The Employee shall devote substantially all of his business time, attention and ability to the business of the Company and shall well and faithfully serve the Company and shall use his best efforts to promote the interests of the Company. The Employee appreciates that the Employee's duties may involve significant travel from the Employee's place of employment, and the Employee agrees to travel as reasonably required in order to fulfill the Employee's duties. The Employee may sit on corporate boards unless there is a reasonable basis upon which the Company may deny him the right to do so.

4.2 **Duties and Responsibilities**. The Employee shall duly and diligently perform all the duties assigned to him while in the employment of the Company, and shall truly and faithfully account for and deliver to the Company all money, securities and things of value belonging to the Company which the Employee may from time to time receive for, from or on account of the Company.

4.3 **Rules and Regulations**. The Employee shall be bound by and shall faithfully observe and abide by all the rules and regulations of the Company from time to time in force including insider trading policies, blackout periods for the purchase and sale of the Company's securities and underwriter lock ups, from time to time in force.

PART 5
CONFIDENTIAL INFORMATION AND DEVELOPMENTS

5.1 **"Confidential Information"** means information, whether or not originated by the Employee, that relates to the business or affairs of the Company, its affiliates, clients or suppliers and is confidential or proprietary to, about or created by the Company, its affiliates, clients, or suppliers. Confidential Information includes, but is not limited to, the following types of confidential information and other proprietary information of a similar nature (whether or not reduced to writing or designated or marked as confidential):

(i) work product resulting from or related to work or projects performed for or to be performed for the Company or its affiliates, including but not limited to, the interim and final lines of inquiry, hypotheses, research and conclusions related thereto and the methods, processes, procedures, analysis, techniques and audits used in connection therewith;

(ii) computer software of any type or form and in any stage of actual or anticipated development, including but not limited to, programs and program modules, routines and subroutines, procedures, algorithms, design concepts, design specifications (design notes, annotations, documentation, flowcharts, coding sheets, and the like), source code, object code and load modules, programming, program patches and system designs;

(iii) information relating to developments (as hereinafter defined) prior to any public disclosure thereof, including but not limited to, the nature of the developments, production data, technical and engineering data, test data and test results, the status and details of research and development of products and services, and information regarding acquiring, protecting, enforcing and licensing proprietary rights (including patents, copyrights and trade secrets);

(iv) internal Company personnel and financial information, vendor names and other vendor information, purchasing and internal cost information, internal services and operational manuals, and the manner and method of conducting the Company's business;

(v) marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing

techniques and methods of obtaining business, forecasts and forecast assumptions and volumes, and future plans and potential strategies of the Company that have been or are being discussed; and

(vi) all information that becomes known to the Employee as a result of employment that the Employee, acting reasonably, believes is confidential information or that the Company takes measures to protect.

5.2 Confidential Information does not include:

(i) the general skills and experience gained during the Employee's employment or engagement with the Company that the Employee could reasonably have been expected to acquire in similar employment or engagements with other companies;

(ii) information publicly known without breach of this Agreement or similar agreements; or

(iii) information, the disclosure of which is required to be made by any law, regulation, governmental authority or court (to the extent of the requirement), provided that before disclosure is made, notice of the requirement is provided to the Company, and to the extent of the requirement, (to the extent reasonably possible in the circumstances) the Company is afforded an opportunity to dispute the requirement.

5.3 "**Developments**" means all discoveries, inventions, designs, works of authorship, improvements and ideas (whether or not patentable or copyrightable) and legally recognized proprietary rights (including, but not limited to, patents, copyrights, trademarks, topographies, know-how and trade secrets), and all records and copies of records relating to the foregoing, that relates solely to the Company's business and improvements and modifications to it:

(i) resulting or derived from the Employee's employment or from the Employee's knowledge or use of Confidential Information;

(ii) conceived or made by the Employee (individually or in collaboration with others) during the term of the Employee's employment by the Company;

(iii) resulting from or derived from the use or application of the resources of the Company or its affiliates; or

(iv) relating to the business operations of or actual or demonstrably anticipated research and development by the Company or its affiliates.

For greater certainty, discoveries, inventions, designs, works of authorship, improvements and ideas (whether or not patentable or copyrightable) of the Employee that do not relate to the business of the Company are not the subject matter of this Agreement.

PART 6
NO CONFLICTING OBLIGATIONS

6.1 The Employee warrants to the Company that:

(i) the performance of the Employee's duties as an employee of the Company will not breach any agreement or other obligation to keep confidential the proprietary information of any other party; and

(ii) the Employee is not bound by any agreement with or obligation to any other party that conflicts with the Employee's obligations as an employee of the Company or that may affect the Company's interest in the Developments.

6.2 The Employee will not, in the performance of the Employee's duties as an employee of the Company:

(i) improperly bring to the Company or use any trade secrets, confidential information or other proprietary information of any other party; or

(ii) knowingly infringe the intellectual property rights of any other party.

PART 7

CONFIDENTIAL INFORMATION

7.1 **Protection of Confidential Information**. All Confidential Information, whether it is developed by the Employee during the Employment Period or by others employed or engaged by or associated with the Company or its affiliates or clients, is the exclusive and confidential property of the Company or its affiliates or clients, as the case may be, and will at all times be regarded, treated and protected as such, as provided in this Agreement.

7.2 **Covenants Respecting Confidential Information**. As a consequence of the acquisition of Confidential Information, the Employee will occupy a position of trust and confidence with respect to the affairs and business of the Company and its affiliates and clients. In view of the foregoing, it is reasonable and necessary for the Employee to make the following covenants regarding the Employee's conduct during and subsequent to the Employee's employment by the Company.

7.3 **Non-Disclosure**. At all times during and subsequent to the Employee's employment with the Company, the Employee will not disclose Confidential Information to any Person (other than as necessary in carrying out the Employee's duties on behalf of the Company) without first obtaining the Company's consent, and the Employee will take all reasonable precautions to prevent inadvertent disclosure of any Confidential Information. This prohibition includes, but is not limited to, disclosing or confirming the fact that any similarity exists between the Confidential Information and any other information.

7.4 **Non-Competition.** During Employee's employment with the Company and for a period of one (1) year after the termination thereof, the Employee shall not, directly or indirectly, individually or in partnership or in conjunction with any other person or entity:

(i) be engaged, directly or indirectly, in any manner whatsoever as an employee, consultant, adviser, principal, agent, member or proprietor in any business that engages in oil and gas exploration and production in Israel and/or the Palestinian territory without written consent by the Company;

(ii) be engaged, directly or indirectly, in any manner whatsoever as an employee, consultant, adviser, principal, agent, member or proprietor in any business that engages in oil and gas exploration and production in Israel and/or the Palestinian territory in a capacity in which the loyal and complete fulfilment of Employee's duties to that business would inherently require Employee's use, copying or transferring Confidential Information without written consent by the Company; or

(iii) advise, invest in, lend money to, guarantee the debts or obligations of, or otherwise have any other financial or other interest (including an interest by way of royalty or other compensation arrangements) in or in respect of any person or entity which carries on an oil and gas exploration and production business in Israel and/or the Palestinian territory without written consent by the Company.

7.5 **Using, Copying, etc**. At all times during and subsequent to the Employee's employment with the Company, the Employee will not use, copy, transfer or destroy any Confidential Information (other than as necessary in carrying out the Employee's duties on behalf of the Company) without first obtaining the Company's consent, and the Employee will take all reasonable precautions to prevent inadvertent use, copying, transfer or destruction of any Confidential Information. This prohibition includes, but is not limited to, licensing or otherwise exploiting, directly or indirectly, any products or services that embody or are derived from Confidential Information or exercising judgment or performing analysis based upon knowledge of Confidential Information.

7.6 **Return of Confidential Information**. Within 2 Business Days after the termination of the Employee's employment on any basis and of receipt by the Employee of the Company's written request, the Employee will promptly deliver to the Company all property of or belonging to or administered by Company including without limitation all Confidential Information that is embodied in any physical or ephemeral form, whether in hard copy or on magnetic media, and that is within the Employee's possession, custody or under the Employee's control.

7.7 **Obligations Continue**. The Employee's obligations under this Part 7 are to remain in effect in perpetuity unless provided otherwise herein.

PART 8
INTELLECTUAL PROPERTY

8.1 **Ownership**. All Developments will be the exclusive property of the Company, and the Company will have sole discretion to deal with Developments. For greater certainty, all work done during the Employment Period by the Employee for the Company or its affiliates is a work for hire of which the Company or its affiliate, as the case may be, is the first author for copyright purposes and in respect of which all copyright will vest in the Company or the relevant affiliate, as the case may be.

8.2 **Records**. The Employee will keep complete, accurate and authentic notes, reference materials, data and records of all Developments in the manner and form requested by the Company. All these materials will be Confidential Information upon their creation.

8.3 **Moral Rights**. The Employee hereby irrevocably waives all moral rights arising under statute in any jurisdiction or under common law which the employee may have now or in the future with respect to the Developments, including, without limitation, any rights the Employee may have to have the Employee's name associated with the Developments or to have the Employee's name not associated with the Developments, any rights the Employee may have to prevent the alteration, translation or destruction of the Developments, and any rights the Employee may have to control the use of the Developments in association with any product, service, cause or institution. The Employee agrees that this waiver may be invoked by the Company, and by any of its authorized agents or assignees, in respect of any or all of the Developments and that the Company may assign the benefit of this waiver to any Person.

8.4 **Further Assurances**. The Employee will do all further things that may be reasonably necessary or desirable in order to give full effect to the foregoing. If the Employee's co-operation is required in order for the Company to obtain or enforce legal protection of the Developments following the termination of the Employee's employment, the Employee will provide that co-operation so long as the Company pays to the Employee reasonable compensation for the Employee's time at a rate to be agreed.

8.5 **Obligations Continue**. The Employee's obligations under this Part 8 are to remain in effect in perpetuity.

PART 9
CONSENT TO ENFORCEMENT

The Employee confirms that all restrictions in Part 7 and 8 are reasonable and valid, and all defenses to the strict enforcement thereof by the Company are waived by the Employee. Without limiting the generality of the foregoing, the Employee hereby consents to an injunction being granted by a court of competent jurisdiction in the event that the Employee is in any breach of any of the provisions stipulated in Part 7 and 8. The Employee hereby expressly acknowledges and agrees that injunctive relief is an appropriate and fair remedy in the event of a breach of any of the said provisions.

PART 10
WARRANTIES, COVENANTS AND REMEDIES

10.1 The obligations of the Employee as set forth in Parts 6 through 9 will be deemed to have commenced as of the date on which the Employee was first employed by Company. The Employee warrants that the Employee has not, to date, breached any of the obligations set forth in any of those Sections. Any breach of those sections by the Employee will constitute Just Cause for immediate termination of the Employee's employment or engagement by the Company.

10.2 The Employee understands that the Company has expended significant financial resources in developing its products and the Confidential Information. Accordingly, a breach by the Employee of any of Parts 6 through 9 could result in unfair competition with the Company and could result in the Company and its shareholders suffering irreparable harm that is not capable of being calculated and that cannot be fully or adequately compensated by the recovery of damages alone. Accordingly, the Employee agrees that the Company will be entitled to interim and permanent injunctive relief or specific performance. The Employee's obligations under each of Parts 6 through 9 are to remain in effect in accordance with each of their terms and will exist and continue in full force and effect despite any breach or repudiation of this Agreement or the Employee's employment (including, without limitation, the Employee's wrongful dismissal) by the Company.

PART 11
TERMINATION

11.1 **Termination by the Employee**. The Employee may terminate this Agreement upon 30 Business Days prior written notice given by the Employee to the Company. The Company, at its sole discretion, may elect to accept the 30 Business Days written notice or to reduce or eliminate the notice period. In such event, the Employee's employment shall terminate on the earlier day elected by the Company. Such election on the part of the Company will not alter the nature of the termination as voluntary, and the Company will not be required to pay any severance or termination payments in respect of a termination by the Employee under this Section 11.1. Upon the termination of employment by the Employee under this Section 11.1, the Company shall pay to the Employee all bonuses and other benefits earned or accrued up to the date of termination, but otherwise all obligations of the Company under this Agreement shall end.

11.2 **Definition of "Just Cause"**. "Just Cause" means:

(i) Employee's conviction of, or plea of nolo contendere, to any felony or to a crime involving moral depravity or fraud; (ii) Employee's commission of an act of dishonesty or fraud or breach of fiduciary duty or act that has a material adverse effect on the name or public image of the Company, as determined by the Board, provided the Board affords the Employee the opportunity to personally appear before the Board in order to state his case prior to the Board voting to so terminate the Employee; (iii) Employee's commission of an act of willful misconduct or gross negligence, as determined by the Board provided the Employee shall have the opportunity to state his case before the Board prior to the Board taking such decision to so terminate the Employee;

(iv) the failure of Employee to perform his duties under this Agreement; (v) the breach of any of Employee's obligations under this Agreement; (vi) the failure of Employee to follow a directive of the Executive Chairman or the Board; or (vii) excessive absenteeism, chronic alcoholism or any other form of addiction that prevents Employee from performing the essential functions of his position with or without a reasonable accommodation; provided, however, that the Company may terminate Employee's employment for Just Cause, as to (iv) or (v) above, only after failure by Employee to correct or cure such conduct or omission within ten (10) days after receipt by Employee of written notice by the Company of each specific claim of any such misconduct or failure.

11.3 **Termination by the Company for Just Cause**. The Company may terminate this Agreement at any time for Just Cause without notice and (except as provided in the immediately following sentence) without payment of any compensation by way of anticipated earnings, damages, or other relief of any kind whatsoever. Upon the termination of employment by the Company for Just Cause, the Company shall pay to the Employee all salaries, bonuses, vacation and other benefits, if any, earned or accrued up to the date of termination, but otherwise all obligations of the Company under this Agreement end.

11.4 **Termination by the Company for Other Than Just Cause**. The Company may terminate this Agreement at any time for other than Just Cause upon the following terms:

(a) if the Company so terminates this Agreement at any time during the Initial Term of this Agreement, the Company shall pay to the Employee an amount equal to the base salary then payable, if any, for the period from the date of such termination to the end of the Initial Term, as if the Agreement had not been so terminated and in all cases, subject to the deductions in Section 3.9;

(b) if the Company so terminates this Agreement after the Initial Term or during a Renewal Term, the Company shall pay the Employee an amount equal to the base salary, if any, then payable to the Employee for a period of three months subject to the deductions in Section 3.9; and

(c) upon any such termination, all bonuses or other benefits earned or accrued up to the date of termination or expiry shall be paid by the Company, but except for such payments and the payments to be made pursuant to Sections 11.4(a) or (b), as applicable, all obligations of the Company under this Agreement shall end upon such termination or failure to renew. Payments under Sections 11.4(a) or (b) shall be payable monthly subject to deductions in Section 3.9.

11.5 **Termination by the Employee for Good Reason**. The Employee may terminate this Agreement at any time upon the occurrence of any of the following events (each a "**Good Reason**"), if such occurrence takes place without the express written consent of the Employee:

(i) a negative change in the Employee's title or position or a material diminution in the Employee's duties or the assignment to the Employee of duties which materially impairs the Employee's ability to function in his

current capacity for the Company, or, with respect to an assignment of duties only, is materially inconsistent with his duties; and

(ii) any material change in the Employee's direct reporting obligations.

In the event that the Employee terminates this Agreement for Good Reason, he shall be entitled to the same payments and benefits as provided in Section 11.4 of this Agreement as if the Company had terminated this Agreement at the time that the Employee terminates this Agreement under this Section 11.5.

11.6 **Full and Final Release**. In order to be eligible for the payments as set forth in this Section 11 the Employee must (i) execute and deliver to the Company a general release, in a form satisfactory to the Company and Employee, and (ii) be and remain in full compliance with his obligations under this Agreement.

11.7 **Fair and Reasonable**. The parties confirm that the provisions contained in Sections 11.4 and 11.5 are fair and reasonable and that all such payments shall be in full satisfaction of all claims which the Employee may otherwise have at law against the Company including, or in equity by virtue of such termination of employment.

11.8 **Return of Property**. Upon the termination of the Employee's employment for any reason whatsoever, the Employee shall at once deliver or cause to be delivered to the Company all books, documents, effects, money, computer equipment, computer storage media, securities or other property belonging to the Company or for which the Company is liable to others, which are in the possession, charge, control or custody of the Employee.

11.9 **Provisions Which Operate Following Termination**. Notwithstanding any termination of this Agreement for any reason whatsoever, provisions of this Agreement necessary to give efficacy thereto shall continue in full force and effect.

11.10 **Board**. Notwithstanding the foregoing, the termination of Employee's employment hereunder for any reason shall automatically be deemed as Employee's resignation from the Board of Directors of the Company and any affiliates without any further action, except when the Board shall, in writing, request a continuation of duty as a Director in its sole discretion.

PART 12
GENERAL

12.1 **Benefit & Binding**. This Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties hereto.

12.2 **Amendments & Waivers**. No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by all of the parties hereto. No waiver of any breach of any provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, shall be limited to the specific breach waived.

12.3 **Time**. Time shall be of the essence of this Agreement.

12.4 **Assignment**. Neither this Agreement nor the rights and obligations hereunder shall be assignable by either party without the consent of the other.

12.5 **Severability**. If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision and all other provisions hereof shall continue in full force and effect.

12.6 **Attornment**. For the purposes of all legal proceedings, this Agreement shall be deemed to have been performed in the State of Texas and the courts of Dallas County shall have jurisdiction to entertain any action arising under this Agreement.

PART 13
ACKNOWLEDGEMENT

The Employee acknowledges that:

(i) the Employee has received a copy of this Agreement;

(ii) the Employee has had sufficient time to review and consider this Agreement thoroughly;

(iii) the Employee has read and understands the terms of this Agreement and his obligations under this Agreement;

(iv) the restrictions placed upon the Employee by this Agreement are reasonably necessary to protect the Company's proprietary interests in the Confidential Information and the Developments and will not preclude the Employee from being gainfully employed in a suitable capacity following the termination of the Employee's employment, given the Employee's knowledge and experience;

(v) the Employee has been given an opportunity to obtain independent legal advice, or such other advice as the Employee may desire, concerning the interpretation and effect of this Agreement and by signing this Agreement the Employee has either obtained advice or voluntarily waived the Employee's opportunity to receive the same; and

(vi) this Agreement is entered into voluntarily by the Employee.

PART 14
NOTICES

Any demand, notice or other communication (the "**Notice**") to be given in connection with this Agreement shall be given in writing on a Business Day and may be given by personal delivery or by confirmed email to the recipient as follows:

To the Company:

Attention: Executive Chairman

Email: john.brown@zionoil.com

To the Employee: Email:

or such other address or email address as may be designated by notice by any party to the other. Any Notice given by personal delivery or email will be deemed to have been given on the day of actual delivery or transmission.

PART 15
FURTHER ASSURANCES

The parties shall from time to time execute and deliver all such further documents and do all acts and things as the other party may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

PART 16
FAX SIGNATURES

This Agreement may be signed either by original signature or by scanned and emailed signature.

PART 17
COUNTERPARTS

This Agreement may be executed by the parties in one or more counterparts, each of which when so executed and delivered shall be an original and such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF the parties have duly executed this Agreement.

ZION OIL & GAS, INC.

By John Brown

JOHN BROWN,
CHIEF EXECUTIVE OFFICER

Date: 4/9/19

ROBERT DUNN

Date: April 9th 2019